American Mutual Fund, Inc.
333 S. Hope Street, Los Angeles, California 90071
Telephone (213) 486-9200

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$241,884
Class B	$5,905
Class C	$5,998
Class F	$6,839
Total	$260,626
Class 529-A	$2,192
Class 529-B	$253
Class 529-C	$368
Class 529-E	$97
Class 529-F	$41
Class R-1	$110
Class R-2	$853
Class R-3	$2,193
Class R-4	$686
Class R-5	$2,156
Total	$8,949

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.4800
Class B	$0.2743
Class C	$0.2580
Class F	$0.4557
Class 529-A	$0.4475
Class 529-B	$0.2261
Class 529-C	$0.2306
Class 529-E	$0.3639
Class 529-F	$0.4547
Class R-1	$0.2512
Class R-2	$0.2601
Class R-3	$0.3786
Class R-4	$0.4499
Class R-5	$0.5322

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	522,187
Class B	22,558
Class C	25,323
Class F	16,401
Total	586,469
Class 529-A	5,689
Class 529-B	1,205
Class 529-C	1,798
Class 529-E	311
Class 529-F	109
Class R-1	449
Class R-2	3,765
Class R-3	6,851
Class R-4	1,627
Class R-5	7,472
Total	29,276

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$26.52
Class B	$26.36
Class C	$26.31
Class F	$26.46
Class 529-A	$26.50
Class 529-B	$26.42
Class 529-C	$26.42
Class 529-E	$26.44
Class 529-F	$26.52
Class R-1	$26.38
Class R-2	$26.36
Class R-3	$26.41
Class R-4	$26.48
Class R-5	$26.53